024 Putnam OTC & Emerging Growth Fund attachment
1/31/05 Semi-Annual

77C
Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected with all funds of the trust voting together as a single class, as follows:

                                    Votes             Votes
                                  For                 Withheld
Jameson A. Baxter              351,082,065           15,622,118
Charles B. Curtis           351,042,753              15,661,430
Myra R. Drucker                351,151,144              15,553,039
Charles E. Haldeman, Jr.       350,979,606              15,724,577
John A. Hill                   351,040,950              15,663,233
Ronald J. Jackson              351,254,461              15,449,722
Paul L. Joskow                 351,030,830              15,673,353
Elizabeth T. Kennan            350,906,062              15,798,121
John H. Mullin, III           350,923,813               15,780,370
Robert E. Patterso          351,083,286               15,620,897
George Putnam, III         350,862,830               15,841,353
A.J.C. Smith*              350,695,153               16,009,030
W. Thomas Stephens            351,105,688               15,598,495
Richard B. Worley              351,249,835               15,454,348


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

                   Votes             Votes
                   For               Against          Abstentions
                   18,090,043        873,433            7,985,451

January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities loans are not prohibited was approved as follows:

                 Votes              Votes
                 For                Against         Abstentions
                 21,286,887         1,048,538       8,045,941

A proposal to amend the trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated with all funds of the trust voting together as a single class, as follows:

                Votes                Votes
                For                  Against         Abstentions
                257,778,273          18,341,560     97,931,583



* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to nearest whole number.